UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
November 4, 2008

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000
Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)
Commission File Number: 001-32681
Registrant’s telephone number, including area code: (337) 232-7028
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
SIGNATURE

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On November 4, 2008, PetroQuest Energy, Inc. (the “Company”) announced net income available to common stockholders for the quarter ended September 30, 2008 of $16,758,000, or $0.32 per share, compared to third quarter 2007 net income available to common stockholders of $7,964,000, or $0.16 per share. Discretionary cash flow for the third quarter of 2008 was $58,728,000, as compared to $47,460,000 for the comparable 2007 period. Net cash flow provided by operating activities for the third quarter of 2008 and 2007 totaled $75,125,000 and $54,689,000, respectively. For the first nine months of 2008, the Company reported net income available to common stockholders of $52,694,000, or $1.01 per share, compared to net income available to common stockholders of $28,408,000, or $0.57 per share, for the first nine months of 2007. For the first nine months of 2008, discretionary cash flow was $188,310,000. Discretionary cash flow for the first nine months of 2007 was $144,491,000. Net cash flow provided by operating activities totaled $185,919,000 and $166,909,000, respectively, for the nine month periods ended September 30, 2008 and 2007. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Oil and gas sales during the third quarter of 2008 increased 20% to $76,987,000 as compared to $63,988,000 in the third quarter of 2007. Stated on an Mcfe basis, unit prices received during the third quarter of 2008 were 21% higher than the comparable 2007 period. For the first nine months of 2008, oil and gas sales increased 27% to $242,420,000 from $190,702,000 in the first nine months of 2007. Stated on an Mcfe basis, unit prices received during the first nine months of 2008 were 23% higher than the prices received during the comparable 2007 period. During the third quarter of 2008, approximately 1.2 Bcfe of production was deferred due to Hurricanes Ike and Gustav. As a result, production for the third quarter of 2008 was relatively flat compared to the third quarter of 2007. Production for the first nine months of 2008 was 3% higher than production for the comparable period of 2007.
Lease operating expenses for the third quarter of 2008 increased to $1.46 per Mcfe as compared to $1.11 per Mcfe in the third quarter of 2007. For the first nine months of 2008, lease operating expenses per Mcfe increased 27% to $1.31 from $1.03 in the comparable period of 2007. The increases in per unit lease operating costs during the 2008 periods were primarily attributable to the increased costs of materials, transportation, fuel and other services and the deferral of production related to the storms. We expect to incur additional storm related costs in the fourth quarter as well as defer some production, both of which are included in the guidance figures below.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2008 was $4.16 per Mcfe as compared to $3.83 per Mcfe in the third quarter of 2007. For the first nine months of 2008, DD&A increased 4% to $3.84 per Mcfe from $3.68 per Mcfe for the comparable period of 2007.
Prices for oil and natural gas declined significantly during the third quarter of 2008. At September 30, 2008, the basis differential at Centerpoint East, the index used for pricing our Oklahoma and Arkansas production, experienced a significant widening relative to Henry Hub. As a result, we experienced negative price-related reserve revisions that resulted in a non-cash ceiling test writedown of $19.4 million, or $12.2 million on an after-tax basis. The increase in DD&A during the third quarter of 2008 was primarily due to the negative impact that the decline in natural gas prices had on our proved reserves at September 30, 2008.
General and administrative expenses increased $170,000 and $1,982,000 for the third quarter and nine months ended September 30, 2008, as compared to the respective 2007 periods. The increase during the 2008 periods is primarily due to the increase in our staffing since September 2007 to accommodate our increase in operations during 2008.
On July 31, 2008, the Company sold the majority of its gas gathering assets located in Oklahoma to an affiliate of MarkWest Energy Partners, L.P., for gross proceeds of $41.3 million. The Company realized a $26.7 million gain, subject to normal post-closing adjustments, on the transaction.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-and nine-month periods ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Production:
Oil (Bbls)	137,929	243,048	504,509	889,521
Gas (Mcf)	7,214,427	6,621,226	21,322,903	18,257,387
Total Production (Mcfe)	8,042,001	8,079,514	24,349,957	23,594,513

Sales:
Total oil sales	$15,695,498	$18,793,535	$53,362,415	$59,892,329
Total gas sales	61,291,924	45,194,457	189,057,801	130,809,880

Total oil and gas sales	76,987,422	63,987,992	242,420,216	190,702,209

Average sales prices:
Oil (per Bbl)	$113.79	$77.32	$105.77	$67.33
Gas (per Mcf)	8.50	6.83	8.87	7.16
Per Mcfe	9.57	7.92	9.96	8.08
The above sales and average sales prices include increases (reductions) related to gas hedges of ($3,925,000) and $4,366,000 and oil hedges of ($1,567,000) and ($77,200) for the three months ended September 30, 2008 and 2007, respectively. The above sales and average sales prices include additions (reductions) related to gas hedges of ($11,538,000) and $8,207,000 and oil hedges of ($4,504,000) and $155,000 for the nine months ended September 30, 2008 and 2007, respectively.
The following initiates guidance for the fourth quarter of 2008:

Guidance for
Description	4th Quarter 2008
Production volumes (MMcfe/d)	97-102

Percent gas	89%

Expenses:
Lease operating expenses (per Mcfe)*	$1.60 - $1.70
Production taxes (per Mcfe)	$0.25 - $0.30
Depreciation, depletion and amortization (per Mcfe)	$3.80 - $4.00
General and administrative (in millions)	$5 - $6
Interest expense (in millions)	$2.5 - $3.5

Effective tax rate (all deferred)	37%

2008 Direct Capital Expenditures (in millions)	$250 - $260

*	$0.23 per Mcfe is attributable to estimated hurricane repairs

Operations Update
As previously announced, the Company completed four operated horizontal wells in the Woodford Shale during the third quarter of 2008. During October 2008, the Company completed two additional operated horizontal wells. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	Maximum Gross Rate (Mcf)
PQ 23	63%	10/9/2008	4,155	5,412
PQ 27	36%	10/29/2008	4,249	12,550
The Company is currently completing one operated horizontal well and has reached total depth on one additional well. The Company has approximately 45,000 net acres in the Woodford Shale trend and estimates that its current net production from its Oklahoma properties is approximately 33 MMcfe per day. Due to continued success in the Woodford program, the Company is experiencing high line pressures on a majority of its operated wells. The Company expects additional capacity to be available in approximately two weeks when additional gathering system infrastructure is completed by a third party gatherer.
Drilling continues in the Fayetteville Shale where the Company has six non-operated rigs working and approximately 18,000 net acres in the trend. The Company’s current net production in the Fayetteville Shale is in excess of 6 MMcfe per day, which is an increase of approximately 30% from the exit rate of the second quarter of 2008.
In East Texas, the Company recently completed its third Weekley prospect well. The 3,800 foot lateral well targeting the Buda objective has achieved flow rates as high as 400 barrels of oil per day. The Company’s sixth Palmer prospect well has reached total depth and has logged approximately 55 net feet of pay in the lower Cotton Valley lime. The well is expected to be completed in approximately 2 weeks.
In the Gulf Coast Basin, the Company’s Bluffs prospect has reached total depth and has encountered approximately 85 net feet of pay in the primary objective. The Company expects to initiate production on the well this week, and has an approximate 39% net revenue interest in the well.
The Company’s Highlands prospect was drilled to total depth and has been determined to be non-productive. The Company has a 55% working interest in this prospect.
Hedging Update
The Company initiated the following commodity hedging transaction during October 2008:

	Instrument
Production Period	Type	Daily Volumes	Price
Natural Gas:
Calendar 2009	Swap	10,000 Mmbtu	$7.46
After executing the above transaction, the Company has approximately 11.8 Bcfe of hedges for 2009, in addition to the 4.4 Bcfe of hedges for the remainder of 2008.
Management Statement
“I am pleased to report positive financial results during a very challenging environment of hurricanes and worldwide credit issues,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Despite lower commodity prices and a recent decrease to our capital budget, we still expect to see reserve growth between 20% and 30% from the drill-bit during 2008 without a meaningful change to our percentage of undeveloped reserves. With our recently expanded credit facility and high cash margin Gulf

Coast production, we plan to actively manage our liquidity position while continuing to grow production and reserves in 2009.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and the significant price decline since September 30, 2008, declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,513	$16,909
Revenue receivable	18,613	22,820
Joint interest billing receivable	24,470	22,936
Prepaid drilling costs	13,551	1,448
Drilling pipe inventory	21,603	—
Hedge asset	13,758	—
Other current assets	3,432	3,984

Total current assets	101,940	68,097

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,140,595	907,083
Unevaluated oil and gas properties	146,449	80,297
Accumulated depreciation, depletion and amortization	(547,293)	(432,530)

Oil and gas properties, net	739,751	554,850
Gas gathering assets	6,967	22,040
Accumulated depreciation and amortization of gas gathering assets	(842)	(6,640)

Total property and equipment	745,876	570,250

Other assets, net of accumulated depreciation and amortization of $12,555 and $11,238 respectively	8,248	6,000

Total assets	$856,064	$644,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$91,558	$78,273
Advances from co-owners	22,604	12,870
Oil and gas revenue payable	18,215	5,771
Asset retirement obligation	11,407	5,280
Other accrued liabilities	12,944	9,646

Total current liabilities	156,728	111,840

Bank debt	50,000	—
10 3/8% senior notes	148,935	148,755
Asset retirement obligation	15,761	12,171
Deferred income taxes	109,460	69,160
Other liabilities	199	104

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 49,284 and 48,414 shares respectively	49	48
Paid-in capital	213,898	204,979
Accumulated other comprehensive income (loss)	10,615	(435)
Retained earnings	150,418	97,724

Total stockholders’ equity	374,981	302,317

Total liabilities and stockholders’ equity	$856,064	$644,347

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Oil and gas sales	$76,987	$63,988	$242,420	$190,702
Gas gathering revenue and other income	1,442	1,512	5,701	5,566

	78,429	65,500	248,121	196,268

Expenses:
Lease operating expenses	11,721	8,929	31,818	24,185
Production taxes	3,060	1,593	9,489	5,777
Depreciation, depletion and amortization	33,982	31,846	96,109	89,510
Ceiling test writedown	19,380	—	19,380	—
Gas gathering costs	441	894	2,215	3,188
General and administrative	5,720	5,550	18,036	16,054
Accretion of asset retirement obligation	346	238	894	679
Interest expense	1,609	3,542	6,498	11,112

	76,259	52,592	184,439	150,505

Gain on sale of gas gathering assets	26,677	—	26,677	—

Income from operations	28,847	12,908	90,359	45,763

Income tax expense	10,802	4,870	33,810	17,281

Net income	18,045	8,038	56,549	28,482

Preferred stock dividends	1,287	74	3,855	74

Net income available to common stockholders	$16,758	$7,964	$52,694	$28,408

Earnings per common share:
Basic
Net income per share	$0.34	$0.16	$1.08	$0.59

Diluted
Net income per share	$0.32	$0.16	$1.01	$0.57

Weighted average number of common shares:
Basic	49,248	48,284	48,862	48,018

Diluted	55,976	49,778	55,745	49,602

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$56,549	$28,482
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	33,810	17,281
Gain on sale of gas gathering assets	(26,677)	—
Depreciation, depletion and amortization	96,109	89,510
Ceiling test writedown	19,380	—
Accretion of asset retirement obligation	894	679
Share based compensation expense	7,190	7,656
Amortization expense and other	1,055	883
Payments to settle asset retirement obligations	(16,775)	(579)
Changes in working capital accounts:
Revenue receivable	4,207	(2,414)
Joint interest billing receivable	(1,534)	365
Prepaid costs and inventory	(33,706)	2,798
Accounts payable and accrued liabilities	35,884	20,588
Advances from co-owners	9,734	4,665
Other	(201)	(3,005)

Net cash provided by operating activities	185,919	166,909

Cash flows from investing activities:
Investment in oil and gas properties	(280,090)	(176,212)
Investment in gas gathering assets	(5,653)	(2,437)
Proceeds from sale of gas gathering assets, net of expenses	40,105	—
Sale of oil and gas properties and other	1,975	248

Net cash used in investing activities	(243,663)	(178,401)

Cash flows from financing activities:
Net proceeds from (payments for) share based compensation	1,634	(63)
Deferred financing costs	(132)	(73)
Proceeds from preferred stock offering	—	65,000
Costs of preferred stock offering	—	(3,453)
Payment of preferred stock dividend	(4,154)	—
Repayment of bank borrowings	(78,000)	(70,000)
Proceeds from bank borrowings	128,000	23,000

Net cash provided by financing activities	47,348	14,411

Net (decrease) increase in cash and cash equivalents	(10,396)	2,919

Cash and cash equivalents, beginning of period	16,909	4,795

Cash and cash equivalents, end of period	$6,513	$7,714

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$9,499	$11,283

Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$18,045	$8,038	$56,549	$28,482

Reconciling items:
Deferred tax expense	10,802	4,870	33,810	17,281
Gain on sale of gas gathering assets	(26,677)	—	(26,677)	—
Depreciation, depletion and amortization	33,982	31,846	96,109	89,510
Ceiling test writedown	19,380	—	19,380	—
Accretion of asset retirement obligation	346	238	894	679
Share based compensation expense	2,519	2,170	7,190	7,656
Amortization expense and other	331	298	1,055	883

Discretionary cash flow	58,728	47,460	188,310	144,491

Changes in working capital accounts	26,482	7,808	14,384	22,997
Settlement of asset retirement obligations	(10,085)	(579)	(16,775)	(579)

Net cash provided by operating activities	$75,125	$54,689	$185,919	$166,909

Note:	Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: November 4, 2008	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel and Secretary